Exhibit 10.4

EXECUTION VERSION

PARENT GUARANTY AGREEMENT

This continuing Parent Guaranty Agreement (as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, this “Guaranty”) is entered into as of February 26, 2021 by HCI Group, Inc. (the “Guarantor”), a Florida corporation, in favor of CB Snowbird Holdings, L.P., a Delaware limited partnership (in such capacity, together with its successors and assigns, the “Lead Investor”), on behalf of itself and the other Guaranteed Parties (as defined below).

RECITALS

A. WHEREAS, pursuant to the Stock Purchase Agreement, dated as of February 26, 2021, by and among the Guarantor, TypTap Insurance Group, Inc., a Florida corporation (the “Company”) and the Lead Investor (the “Purchase Agreement”), on the date hereof, the Lead Investor acquired 10,000,000 shares of Senior Preferred Shares (as defined below) of the Company, comprising 9,000,000 of Series A-1 Preferred Stock of the Company, $0.001 par value per share (the “Voting Senior Preferred Shares”) and 1,000,000 of Series A-2 Preferred Stock of the Company, $0.001 par value per share (the “Non-Voting Senior Preferred Shares” and, together with the Voting Senior Preferred Shares, the “Senior Preferred Shares”);

B. WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement and concurrently with the execution and delivery of the Shareholders Agreement, dated as of February 26, 2021, by and among the Guarantor, the Company and the Lead Investor (the “Shareholders Agreement”), the Guarantor has issued to the Lead Investor warrants to purchase 750,000 shares of common stock of the Guarantor on the terms, and subject to the conditions, set forth therein;

C. WHEREAS, prior to the issuance of the Senior Preferred Shares, the Company amended its Articles of Incorporation by way of the Amended and Restated Articles of Incorporation of TypTap Insurance Group, Inc., pursuant to Sections 607.1007 and 6.07.1003 of the Florida Business Corporation Act, which set forth the designation, preferences, rights, privileges, powers, terms and conditions of the Senior Preferred Shares (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “TypTap Amended Charter”);

D. WHEREAS, the Company, prior to the issuance of the Senior Preferred Shares, is a direct, wholly owned subsidiary of the Guarantor, and the Guarantor will obtain substantial direct and indirect benefits from the issuance of the Senior Preferred Shares by the Company to the Lead Investor and

E. WHEREAS, in consideration therefor, the Guarantor is willing to guaranty the full payment by the Company of each of its Obligations (as defined below) to the Guaranteed Parties, all as further set forth herein.

NOW, THEREFORE, to induce the Lead Investor to purchase the Senior Preferred Shares from the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Guarantor hereby represents, warrants, covenants and agrees as follows:

Section 1. Definitions.

In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, the portfolio companies of investment funds or accounts organized, managed or advised by Centerbridge Partners, L.P. or any of its Affiliates will not be deemed to be Affiliates of Centerbridge Partners, L.P. for purposes of this Guaranty.

“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Consolidated Equity Value” means, as of any date of determination, the Market Capitalization of the Guarantor; provided that, should the Guarantor’s common shares cease to trade on, or be de-listed from, the New York Stock Exchange (NYSE), “Consolidated Equity Value” shall mean the consolidated stockholders’ equity of the Guarantor and its Subsidiaries calculated on a consolidated basis in accordance with GAAP on such date.

“Consolidated Priority Debt” means, as of any date of determination and without duplication, Indebtedness of the Guarantor and its Subsidiaries calculated on a consolidated basis in accordance with GAAP on such date that is (i) secured by a Lien on any assets or property of the Guarantor and/or any Subsidiary of the Guarantor and/or (ii) incurred, assumed or guaranteed by a Subsidiary of the Guarantor that does not guarantee the Obligations on terms and conditions substantially consistent with this Guaranty (as reasonably determined by the Lead Investor).

“Consolidated Total Debt” means, as of any date of determination and without duplication, Indebtedness of the Guarantor and its Subsidiaries calculated on a consolidated basis in accordance with GAAP on such date.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” means the power, directly or indirectly, either to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control, contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Convertible Notes” means the convertible notes issued by the Guarantor pursuant to the Indenture, dated as of March 3, 2017, between the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of the Guarantor’s 4.25% Convertible Senior Notes due 2037.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions in effect from time to time.

“Disqualified Capital Stock” means Capital Stock that by its terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends (other than dividends payable solely in shares of qualified capital stock or, in the case of any pass through entity, in respect of taxes), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption, in whole or in part, upon the occurrence of any event not within the control of the Person holding such security, pursuant to a sinking fund obligation or on a fixed date; or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness for borrowed money.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis by such Person.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Parties” means (i) each holder of Senior Preferred Shares and (ii) the successors and assigns of each of the foregoing.

“Indebtedness” means, with respect to any Person and without duplication, (a) all obligations of such Person for borrowed money, (b) this Guaranty, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, (e) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (f) all capital lease obligations of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (h) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (i) Off-Balance Sheet Liabilities, (j) all obligations of such Person in respect of sale and lease-back transactions and (k) all guarantees of such Person of the type of Indebtedness described in clauses (a) through (j) above and (l) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Insurance Company Subsidiary” means any Subsidiary of the Guarantor or the Company that is a licensed insurance carrier.

“Laws” or “Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Market Capitalization” means, as of any date of determination, the 30-day trailing volume weighted average price (VWAP) multiplied by the number of fully-diluted common shares of the Guarantor then outstanding as of such date.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the ability of the Guarantor to perform any of its obligations under this Guaranty, (b) the rights and remedies of the Guaranteed Parties under this Guaranty or (c) the legality, validity or enforceability of this Guaranty.

“Maximum Priority Debt to Consolidated Equity Value Ratio” means, as of any date of determination, the ratio of (x) Consolidated Priority Debt to (y) Consolidated Equity Value as of such date.

“Maximum Total Debt to Consolidated Equity Value Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Debt to (y) Consolidated Equity Value as of such date.

“Obligations” means the due and punctual payment by the Company to the Guaranteed Parties of any and all cash amounts due under or with respect to the Senior Preferred Shares for dividends, the “Liquidation Amount”, the “Liquidation Price” or the “Redemption Price”, each as defined in, and as and when and if due under, the TypTap Amended Charter, plus any amounts accruing or that become due and payable, in each case during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, including pursuant to Section 2.1.2 of the TypTap Amended Charter following a “Liquidation Event” or a “Deemed Liquidation Event” (each as defined in the TypTap Amended Charter) of the Guarantor.

“Off-Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any synthetic lease obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Priority Debt” means any Indebtedness of the type described in the definition of “Consolidated Priority Debt”.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof.

“Restricted Subsidiary” or “Restricted Subsidiaries” means each of the following Subsidiaries of the Guarantor: Homeowners Choice Managers, Inc., Greenleaf Capital, LLC, Omega Insurance Agency, Inc., Southern Administration, Inc., Enclave Services, Inc., Gators On The Pass Holdings LLC, John’s Pass Marina Investment Holdings LLC, Pass Investment Holdings LLC, TV Investment Holdings LLC, Silver Springs Property Investments, LLC, Griston Claim Services, Inc., HCPCI Holdings, LLC, Big Bend Lincoln SWC, LLC, FMKT Mel Owner LLC, Sorrento PBX, LLC, Century Park Holdings, LLC, Gulf To Bay LM, LLC, JP Beach Holdings LLC, HCI Insurance Administration Services, Inc., Westview Holdings, LLC.

“SAP” means statutory accounting principles prescribed or permitted by the Regulatory Agency charged with the supervision of insurance companies in the state of domicile of the applicable insurance company Subsidiary of the Company.

“Solvent” means, with respect to any Person, as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial, territorial, municipal, local and foreign laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code of the United States of America.

“Subsidiary” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Guarantor.

Section 2. Guaranty.

2.1 The Guaranty. The Guarantor hereby irrevocably and unconditionally guarantees to each of the Guaranteed Parties, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (the Obligations so guaranteed hereunder by the Guarantor, the “Guaranteed Obligations”). The Guarantor hereby further agrees that if any of the Obligations is not paid in full when due, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained herein or in any other documents relating to the Obligations, the Guaranteed Obligations shall not exceed an aggregate amount equal to the largest amount that would not render such Guaranteed Obligations subject to avoidance under applicable Debtor Relief Laws. In furtherance of the foregoing and not in limitation of any other right that the Guaranteed Parties have at law or in equity against the Guarantor by virtue hereof, for the avoidance of doubt, upon the failure of the Company to pay any Obligation when and as the same shall become due, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lead Investor for distribution to the Guaranteed Parties the amount of such unpaid Obligations.

2.2 Unconditional Guaranty of Payment. In consideration of the foregoing, the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to each of the Guaranteed Parties the prompt and complete payment when due of all Obligations. The Guarantor agrees that it shall execute such other documents or agreements and take such action as the Lead Investor shall reasonably request to effect the purposes of this Guaranty. Without limiting the generality of the foregoing, this Guaranty shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the TypTap Amended Charter, by operation of Law or otherwise;

(b) any modification or amendment of or supplement to the TypTap Amended Charter;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Company under the TypTap Amended Charter;

(d) any change in the corporate existence, structure or ownership of the Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the TypTap Amended Charter;

(e) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Company, the Guaranteed Parties or any other entity, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) the (1) disposition, transfer or sale of any or all or substantially all of the Guarantor’s Capital Stock in the Company or (2) a Parent Deemed Liquidation Event (as defined in the Shareholders Agreement) occurs;

(g) any invalidity or unenforceability relating to or against the Company for any reason of the TypTap Amended Charter or any provision of applicable Law or regulation purporting to prohibit the payment by the Company of any amounts payable pursuant to the TypTap Amended Charter; or

(h) any other act or omission to act or delay of any kind by the Company, the Guaranteed Parties or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

2.3 Separate Obligations. The Guaranteed Obligations are independent of the Company’s Obligations under the TypTap Amended Charter and separate actions may be brought against the Guarantor (whether action is brought against the Company or whether the Company is joined in the action) hereunder. The Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Obligations and waives notice of acceptance of its guarantee and notice of protest for nonpayment. The Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the TypTap Amended Charter; provided that such acknowledgment by the Guarantor shall not act as a waiver of any defense of the Guarantor that the Obligations have been paid in full at the time or prior to when due.

2.4 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 2 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever or wherever arising.

Section 3. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Parties that:

3.1 Existence; Power. The Guarantor (a) is duly organized, validly existing and in good standing as a corporation under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of this clause (c), where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

3.2 Organizational Power; Authorization. The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action. This Guaranty has been duly executed and delivered by the Guarantor, and constitutes, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Guarantor of this Guaranty (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate the Organization Documents of the Guarantor or any Law applicable to the Guarantor or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Guarantor or any of its assets or give rise to a right thereunder to require any payment to be made by the Guarantor and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor.

3.4 Litigation. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the Guarantor’s knowledge, threatened against or affecting the Guarantor which challenges the validity or enforceability of this Guaranty.

3.5 Compliance with Laws and Agreements. The Guarantor is in compliance with (a) all Laws and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, in each case except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.6 No Default. The Guarantor is not in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

3.7 Investment Company Act, Etc. The Guarantor is not an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.8 Taxes. The Guarantor and each other Person for whose taxes the Guarantor could become liable have timely filed or caused to be filed all federal, state and other material tax returns required to be filed by them, and have paid all federal, state and other material taxes, assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Guarantor has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Guarantor in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

3.9 Solvency. After giving effect to the execution and delivery of this Guaranty and the incurrence by the Guarantor of the Guaranteed Obligations, the Guarantor is Solvent.

Section 4. Affirmative Covenants.

4.1 Compliance Certificate. The Guarantor agrees to deliver to the Lead Investor within 30 days of the end of each fiscal quarter of the Guarantor a compliance certificate certified by the Chief Financial Officer of the Guarantor (or equivalent officer) certifying as to compliance with the financial covenants set forth in Section 6 hereof as of the last day of such fiscal quarter, together with reasonably detailed calculations.

4.2 Ranking. The Guaranteed Obligations of the Guarantor under this Guaranty shall continue to rank at least senior in priority of payment to all subordinated Indebtedness of the Guarantor and at least pari passu in priority of payment to all senior Indebtedness of the Guarantor.

4.3 Notices. The Guarantor shall promptly and in any event within one business day after any officer or member of management of the Guarantor obtains knowledge thereof, deliver to the Lead Investor written notice of the occurrence of any event that constitutes a breach or other violation of any covenant, agreement or other obligation of the Guarantor or any Restricted Subsidiary under this Guaranty, which notice shall specify the nature thereof, the period of existence thereof and what action the Guarantor proposes to take with respect thereto.

Section 5. Negative Covenants. The Guarantor covenants and agrees that the Guarantor shall not, and (other than with respect to Section 5.1) shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

5.1 Fundamental Changes. Merge into or consolidate the Guarantor into any Person, or permit any other Person to merge into or consolidate with the Guarantor, or sell, lease, transfer or otherwise dispose of (in a single transaction or series of transactions) all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of the Guarantor’s Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve the Guarantor.

5.2 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (i) any cash dividend on the Capital Stock of the Guarantor designated as an ordinary cash dividend by the Board of Directors of the Guarantor in an amount consistent with recent past practice and any annual increases thereon not to exceed 10.0% per year and (ii) repurchases of common Capital Stock or other similar common equity securities issued under any stockholder-approved employee equity incentive plan of the Guarantor in an aggregate amount not to exceed $10,000,000 per fiscal year of the Guarantor.

5.3 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) any transaction that is affirmed by a vote of a majority of the disinterested directors of the Board of Directors of the Guarantor and is at prices and on terms and conditions not less favorable to the Guarantor or any Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (b) any Restricted Payment permitted by Section 5.2.

5.4 Amendment to Organizational Documents. Amend, modify or waive any of its rights in a manner adverse to any of the Guaranteed Parties express rights under its Organization Documents or amend, modify or waive any of the Company’s rights in a manner adverse to any of the Guaranteed Parties’ express rights under the TypTap Amended Charter.

5.5 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or SAP, as the context may require, in a manner that is materially adverse to the Guaranteed Parties.

5.6 Modifications to Convertible Notes. Make any amendment or other modification to, or refinance, replace or otherwise renew (in a single transaction or series of transactions), the Convertible Notes, in each case that results in the Convertible Notes or the refinancing, replacement or other renewal thereof (in a single transaction or series of transactions) maturing, or having a repurchase option in favor of the holders thereof (i.e., a “put right”), on or prior to April 30, 2025.

Section 6. Financial Covenants

6.1 Maximum Total Debt to Consolidated Equity Value Ratio. The Guarantor covenants and agrees that at all times the Guarantor shall not permit the Maximum Total Debt to Consolidated Equity Value Ratio to exceed 60.0%; provided that if, as of any date of determination, Consolidated Total Debt is equal to or less than $350,000,000 in the aggregate as of such date, the Guarantor shall be deemed to be in compliance with this Section 6.1 as of such date.

6.2 Maximum Priority Debt to Consolidated Equity Value Ratio.

(a) The Guarantor covenants and agrees that at all times the Guarantor shall not permit the Maximum Priority Debt to Consolidated Equity Value Ratio to exceed 20.0%; provided that if, as of any date of determination, Consolidated Priority Debt is equal to or less than $100,000,000 in the aggregate as of such date, the Guarantor shall be deemed to be in compliance with this Section 6.2(a) as of such date.

(b) If, notwithstanding the prohibition contained in Section 6.2 (a), the Guarantor or any Subsidiary of the Guarantor shall, directly or indirectly, incur, assume or suffer to exist any Priority Debt that would result in a violation or breach of Section 6.2(a), the Guarantor shall, or shall cause such Subsidiary to, concurrently therewith (i) secure the Obligations on an equal and ratable basis with such Priority Debt pursuant to documentation reasonably acceptable to the Lead Investor and for so long as such Priority Debt shall be so secured and/or (ii) cause the obligor under such Priority Debt to guarantee the Obligations pursuant to documentation reasonably acceptable to the Lead Investor and for so long as such Priority Debt shall be outstanding. For the avoidance of doubt, if the Guarantor complies with this Section 6.2(b) concurrently with the incurrence of the applicable Priority Debt that results in what would otherwise be a breach or violation of Section 6.2(a), then the Guarantor shall be deemed to be in compliance with Section 6.2(a) at such time notwithstanding what would otherwise be a breach or violation.

(c) The Guarantor shall give the Lead Investor at least twenty (20) business days written notice prior to the incurrence of any Priority Debt that would require the application of the provisions set forth in Section 6.2(b) above.

Section 7. General Waivers. The Guarantor irrevocably waives:

(a) any right to require any Guaranteed Party to (i) proceed against the Company or any other Person, (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Each Guaranteed Party may exercise or not exercise any right or remedy it has against the Company or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting the Guarantor’s liability hereunder;

(b) any defenses from disability or other defense of the Company or from the cessation of the Company’s liabilities;

(c) any setoff, defense or counterclaim against the Guaranteed Parties;

(d) any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against the Company;

(e) any right to enforce any remedy that any Guaranteed Party has against the Company;

(f) any rights to participate in any security held by any Guaranteed Party (if any);

(g) any demands for performance, notices of nonperformance or of new or additional indebtedness incurred by the Company to any Guaranteed Party. The Guarantor is responsible for being and keeping itself informed of the Company’s financial condition; and

(h) the benefit of any act or omission by any Guaranteed Party that directly or indirectly results in or aids the discharge of the Company from any of the Obligations by operation of law or otherwise.

Section 8. Discharge of Guaranty Upon Payment In Full; Reinstatement. The Guarantor’s obligations hereunder shall remain in full force and effect until the earlier of: (i) all Obligations shall have been paid in full by the Company and/or the Guarantor and (ii) there are no longer any Senior Preferred Shares outstanding. Notwithstanding any provision of the TypTap Amended Charter or this Guaranty to the contrary, the Guaranteed Obligations shall be reinstated and revived and the rights of the Guaranteed Parties shall continue if and to the extent that for any reason any payment by or on behalf of the Guarantor or the Company is rescinded or must be otherwise restored by the Guaranteed Parties, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by the Lead Investor in its reasonable discretion; provided, however, that if the Lead Investor chooses to contest any such matter at the request of the Guarantor, the Guarantor agrees to indemnify and hold harmless the Investor from all costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) of such litigation. To the extent any payment is rescinded or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for that payment. The Guarantor’s obligations under this Section 9 shall survive termination of this Guaranty.

Section 9. No Waiver; Amendments. No failure on the part of any Guaranteed Party to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guaranty may not be amended or modified except by written agreement between the Guarantor and the Lead Investor, and no consent or waiver hereunder shall be valid unless in writing and signed by the Lead Investor.

Section 10. Compromise and Settlement. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the Obligations or the release or discharge of the Company from the performance of any of the Obligations shall release or discharge the Guarantor from this Guaranty or the performance of its obligations hereunder.

Section 11. Remedies.

11.1 If any representation and warranty set forth in this Guaranty is inaccurate in any material respect, any covenant, condition or other agreement set forth in this Guaranty is breached or violated or any other obligation under this Guaranty is breached or violated (including, without limitation, the requirement for the Guarantor to make payment of the Guaranteed Obligations to the Guaranteed Parties when owing, due and payable hereunder), each Guaranteed Party may exercise any all rights and remedies available to it, whether based in contract, tort, equity or any other theory. Notwithstanding anything set forth herein to the contrary and without limiting the foregoing, (a) if any representation and warranty made by the Guarantor in this Guaranty is inaccurate in any material respect or the Guarantor breaches (1) any of its payment obligations to the Guaranteed Parties contemplated under Section 2 hereof or (2) any of the covenants set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 6.1 or Section 6.2 hereof and (b) to the extent that such inaccurate representation and warranty or breach is capable of being cured and is not cured within 30 days after the Lead Investor delivers written notice to the Guarantor of such inaccuracy or breach, then such inaccuracy or breach shall constitute a “Deemed Liquidation Event” of Parent under the TypTap Amended Charter.

11.2 Unless the holders of at least a majority of the outstanding Senior Preferred Shares elect otherwise by written notice sent to the Company within ten (10) days after a “Liquidation Event” or a “Deemed Liquidation Event” (each as defined in the TypTap Amended Charter) with respect to the Guarantor, in the event of a “Liquidation Event” or a “Deemed Liquidation Event” with respect to the Guarantor, the Guaranteed Obligations shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantor and the Company.

11.3 Unless the holders of at least a majority of the outstanding Senior Preferred Shares elect otherwise by written notice sent to the Company within ten (10) days after a “Deemed Liquidation Event” (as defined in the TypTap Amended Charter) with respect to the Company, in the event of a “Deemed Liquidation Event” with respect to the Company, the Guaranteed Obligations shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantor and the Company. In the event of a “Liquidation Event” (as defined in the TypTap Amended Charter) with respect to the Company, the Guaranteed Obligations shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantor and the Company.

Section 12. Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person or sent by facsimile transmission, overnight courier, or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

If to the Guarantor:	HCI Group, Inc.
5300 West Cypress Street, Suite 100
Tampa, Florida 33607
Attention: Andrew J. Graham, General Counsel
Email: agraham@hcigroup.com

with a copy to:	Foley & Lardner LLP
(which shall not	100 North Tampa Street, Suite 2700
constitute notice)	Tampa, Florida 33602

Attention: Curt P. Creely and Beth Felder
Email: ccreely@foley.com and bfelder@foley.com

If to the Lead Investor:	CB Snowbird Holdings, L.P.
c/o Centerbridge Partners, L.P.
375 Park Avenue, 11th Floor
New York, NY 10152-0002
Attn: The Office of the General Counsel; Eric Hoffman
Email: ehoffman@centerbridge.com and legalnotices@centerbridge.com

with a copy to:	Kirkland & Ellis LLP
(which shall not	601 Lexington Avenue
constitute notice)	New York, NY 10022

Attention: Rajab S. Abbassi, P.C., Judson A. Oswald, P.C. and Omar Raddawi

Email: rajab.abbassi@kirkland.com; judson.oswald@kirkland.com and omar.raddawi@kirkland.com or at such other address as may be substituted by notice given as herein provided. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile transmission or three (3) business days after the same shall have been deposited in the United States mail. If sent by overnight courier service, the date of delivery shall be deemed to be the next business day after deposited with such service.

Section 13. Entire Agreement. This Guaranty constitutes and contains the entire agreement of the parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between the Guarantor and the Guaranteed Parties, whether written or oral, respecting the subject matter hereof.

Section 14. Severability. If any provision of this Guaranty is held to be unenforceable under applicable Law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Guarantor and the Guaranteed Parties to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the full extent possible under applicable Law.

Section 15. Subrogation. Upon making full payment with respect to the Obligations of the Company, the Guarantor shall be subrogated to the rights of the payee against the Company with respect to such Obligations; provided that the Guarantor shall not enforce any payment by way of subrogation so long as any Obligation remains unpaid.

Section 16. Indemnity; Payment of Expenses. The Guarantor shall indemnify each Guaranteed Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement, in each case to which such Guaranteed Party may become subject, as a result of, arising in connection with or relating to this Guaranty. The Guarantor shall pay, promptly on demand, all Expenses incurred by the Guaranteed Parties in defending and/or enforcing this Guaranty. For purposes hereof, “Expenses” shall mean costs and expenses (including reasonable out-of-pocket and documented attorneys’ fees and expenses) for defending and/or enforcing this Guaranty (including those incurred in connection with appeals or proceedings by or against the Guarantor under any Debtor Relief Laws).

Section 17. Assignment. This Guaranty shall be binding upon and inure to the benefit of the Guarantor and each of the Guaranteed Parties and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lead Investor, which may be granted or withheld in the Lead Investor’s sole discretion. Any such purported assignment by the Guarantor without the Lead Investor’s written consent shall be void ab initio.

Section 18. Governing Law, Personal Jurisdiction, Waiver of Jury Trial.

(a) This Guaranty shall be construed in accordance with and governed by the law of the State of New York.

(b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Beneficiary may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction.

(c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY.

Section 19. Counterparts. This Guaranty may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. Headings. The headings in this Guaranty are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows.]

GUARANTOR:

HCI GROUP, INC.

By:	/s/ Paresh Patel
Name: Paresh Patel
Title: Chief Executive Officer

[Signature Page to Guaranty]

LEAD INVESTOR:

CB SNOWBIRD HOLDINGS, L.P.

By:	/s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

[Signature Page to Guaranty]